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News Release


FOR RELEASE OCTOBER 19, 2000 AT 7:30 AM PDT

CONTACTS:
                  Ronnie Jaegermann
                  Pro-Laser Ltd.
                  011-972-54-2020-54

                  Randy McDonald
                  The Magnum Group, Inc. (Financial Advisors for Premier)
                  (415) 435-5550
                  randy@themagnumgroup.com
                  ------------------------


                           PROLASER TO ACQUIRE EYESYS

Irvine, CA (October 19, 2000) Premier Laser Systems, Inc. (PLSIQ) and Pro-Laser Ltd. (EASDAQ--PROL) today announced that they have signed a letter of intent under which Pro-Laser will acquire Premier's EyeSys Corneal Topography division. Pro-Laser, based in Duesseldorf, Germany will acquire the intellectual property, customer base and inventory of the EyeSys Corneal Topography division from Premier. Under the terms of the agreement, Pro-Laser expects to close this transaction, on or about December 8, 2000. In addition, Premier and Pro-Laser have executed an additional letter of intent to proceed towards a merger of Premier into Prolaser at the conclusion of Premier's Chapter 11 case. The close of both transactions are subject to completion of due-diligence review, Premier and Pro-Laser Board approval, Bankruptcy Court approval and the completion of definitive agreements.

Ronnie Jaegermann, chief executive officer and president of Pro-Laser, said, "We believe that acquiring the EyeSys Corneal Topography product line--one of the leading topography systems in the world, will enhance our ophthalmic diagnostic product offering and enable Pro-Laser to form a closer relationship with refractive surgeons worldwide."

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Fredric J. Feldman, Ph.D. chairman, board of directors of Premier, said "We feel that the transactions with Pro-Laser will benefit our customers, shareholders and creditors. We are pleased to be moving forward with a company of the magnitude of Pro-Laser."

The transaction between the parties is a result of negotiations involving three separate suitors for control of Premier's EyeSys assets. The Magnum Group, Inc. of Tiburon, CA, financial advisors to Premier, managed these negotiations. Randy McDonald, managing director for Magnum stated, "Premier has approximately 4,000 EyeSys customers and 3,500 shareholders. This merger agreement and acquisition of the EyeSys assets by Pro-Laser will benefit a large number of parties." McDonald also noted that this is the third major business division to be divested and that other assets will continue to be sold as part of Premier's plan of reorganization.

Premier has been seeking a merger partner since it filed Chapter 11 last March. EyeSys is a well-known brand name in the field of ophthalmic topography.


The statements in this release that relate to future events or performance, statements about growth, levels of sales and market size, future manufacturing capacity and efficiencies, future product shipment rates, future FDA submittals and future product introductions are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties related to the development of markets for and commercial acceptance of the company's products and services, the availability of components, competitors' product introductions and other risks identified in the company's SEC filings. Actual results may differ from those described in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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